Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 4, 2024, with respect to the consolidated financial statements of Skydance Media, LLC included in this Registration Statement (Form S-4) of New Pluto Global, Inc. for the registration of shares of its Class B common stock.

/s/ Ernst & Young LLP

Los Angeles, California

November 4, 2024